Operator

Good day and welcome to this Kirkland’s Inc. conference call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Tripp Sullivan. Please go ahead, sir.

Tripp Sullivan - Kirkland’s, Inc. — IR

Good morning and welcome to this Kirkland’s Inc. conference call to review the Company’s results for the second quarter of fiscal 2007. On the call this morning are Robert Alderson, Chief Executive Officer; Cathy David, President and Chief Operating Officer; and Mike Madden, Vice President and Chief Financial Officer.

The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning and a press release has been covered by the financial media.

Except for historical information discussed during this conference call, the statements made by Company management are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 2, 2007.

With that said, I will turn the call over to you, Robert.

Robert Alderson - Kirkland’s, Inc. — CEO

Good morning, everyone, and thanks for joining us. The primary purpose of today’s call is to report sales and earnings results for the second quarter of fiscal 2007. I will summarize some of the key aspects of our results for the quarter. Mike will review the second-quarter financial statements that were included in the press release and provide some commentary about financial guidance for the third quarter. I will then comment on key business initiatives.

For the second quarter ended August 4, 2007, exclusive of a onetime tax charge, we reported a net loss of $0.33 per share, slightly better than our guidance of a net loss of $0.35 to $0.40 per share and compared with a net loss of $0.29 per share a year ago. Net revenue for the quarter decreased 4% to $87.4 million compared with $91 million for the prior-year quarter.

As previously announced, comp store sales for the quarter decreased 10.5%. Comp sales declined 12.7% in our mall stores and declined 8.5% in our off-mall stores. A decline in customer traffic was the primary contributor to the comp sales decline. Customer conversion rates were slightly lower for the quarter. The average dollar transaction increased 1.5%, driven by an increase in the average retail selling price, partly offset by a decline in items per transaction. Traffic conversion and average dollar transaction results were consistent between our mall and off-mall stores.

From a merchandising standpoint, negative comps persisted in the important categories of framed images, lamps, candles and furniture. We had positive comp performance in alternative wall decor, decorative accessories, gifts, mirrors and frames. The increase in the gift category was clearance driven and had a negative impact on our margin. The performance of the gift category during the quarter negatively impacted the merchandise margin by approximately 100 basis points.

Inventory levels at the end of the quarter were right on expectation at $47.4 million, or $137,000 per store, as compared to $46.3 million or $135,000 per store at the end of the prior-year quarter.

In real estate, we opened eight stores during the quarter and closed eight stores. At the end of the quarter, we operated 347 stores, 199 off-mall stores and 148 mall stores, representing a 57% off-mall/43% mall venue makeup. Unit growth over the prior-year quarter was 1.5%, while square footage under lease increased 9.7% over the same period.

At this point, Mike will take you through the financial statements that were included within the press release.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Thanks, Robert. Good morning. I will start with a review of the second-quarter income statement. Net sales for the quarter were $87.4 million, a 4% decrease from $91 million in the second quarter of fiscal 2006. The overall decrease was the result of a comparable store sales decline of 10.5%, partly offset by the increase in the store base.

Gross margin for the second quarter increased to 27.3% of sales from 24.1% in the second quarter of 2006. The components of reported gross margin were as follows — merchandise margin improved 320 basis points as a percentage of sales as a result of better markdown management in our clearance event as compared to the prior-year quarter. Additionally, we had better sellthrough on higher-margin key items in conjunction with our semi-annual big sale in July as compared to the prior year.

Store occupancy costs increased 40 basis points as a percentage of sales as a result of deleverage due to the sales decline. Central distribution costs were flat as a percentage of sales despite the sales decline due to strong payroll control and management of overhead costs within the distribution center.

Freight costs decreased 40 basis points as a percentage of sales, reflecting the continued shift to direct store delivery methods for product from our distribution center. We anticipate continued benefit from this shift during the back half of fiscal 2007.

Operating expenses were flat to the prior-year quarter at $27.6 million. Operating expenses were 31.6% of sales for the quarter as compared to 30.3% of sales for the prior-year quarter. Store-level operating expenses increased 140 basis points as a percentage of sales for the quarter. This increase was primarily due to deleveraging as a result of the sales decline, particularly in areas such as store payroll, utilities, maintenance and insurance costs.

We also had an unfavorable comparison as a result of the collection of insurance proceeds during the second quarter of 2006 related to the 2005 hurricanes. This accounted for 30 basis points of the increase.

At the corporate level, our expense ratio decreased 10 basis points as compared to the prior year as a percentage of sales. Increases in recruiting fees related to new hires, primarily in the merchandising area, were offset by reductions in other corporate salaries and travel costs.

During the quarter, we incurred $552,000 or $0.02 per share in onetime expenses related to the opening of a satellite office in Nashville, Tennessee. These expenses were primarily related to personnel relocation costs and moving expenses. We estimate that the overall onetime costs of the move will be approximately $1.3 million, which is below our original estimate of approximately $2 million. We have recorded $762,000 of this estimated cost through the first half of the year. The majority of the remainder of these costs will be recorded in the third and fourth quarters of this fiscal year.

Our second-quarter results also include a noncash charge related to the impairment of the fixed assets in three underperforming stores as required by generally accepted accounting principles. This charge totaled approximately $540,000 on a pretax basis or $0.02 per share.

Depreciation and amortization increased 80 basis points as a percentage of sales, reflecting the sales deleverage, new store openings in 2006 and 2007, and an acceleration of depreciation on some planned store closings.

Net interest expense was higher than the prior-year quarter, reflecting higher average revolver borrowings and higher interest rates. Our effective tax rate for the quarter was 35.2% compared to the 43.2% in the second quarter of fiscal 2006. We also recorded a charge related to the establishment of a valuation allowance on our deferred tax assets in the amount of $2.8 million or $0.14 per share.

Net loss for the quarter exclusive of the tax charge was $6.5 million or $0.33 per share as compared to a net loss of $5.6 million or $0.29 per share in the second quarter of ‘06. Including the tax charge, our net loss was $9.2 million for the quarter or $0.47 per share.

Looking at the balance sheet, our inventories at August 4, 2007, were $47.4 million or $137,000 per store as compared to $46.3 million or $135,000 per store at July 29, ‘06. This level of inventory was consistent with our plan, and we’re comfortable with the levels we’re carrying into the back half of the year.

Accounts payable levels declined versus the prior year as a result of the timing of inventory flow and a planned reduction in July receipts to keep inventory levels in line with our plan and the trends of the business.

Borrowings under our revolving credit line were $12.9 million at the end of the quarter compared to $600,000 at the end of the prior-year quarter. Excess availability under the line was approximately $19 million at the end of the quarter.

Shortly after the end of the quarter, we amended our credit facility to take advantage of better terms available in the asset-based lending market. The amendment resulted in an extension of the maturity of the facility of two years to October 2011. We were also able to generate additional availability through better advanced rates on our inventories. Depending upon seasonal fluctuations, the amended facility will provide an additional $3 to $5 million in availability as compared to the prior terms of the facility.

For the quarter, capital expenditures were $4 million, the large majority of which related to the new store construction. This amount reflects gross capital expenditures before taking into account landlord allowances.

The final topic I’m going to cover today is our guidance for the third quarter. For the third quarter, we’re forecasting a net loss of $0.24 to $0.29 per share. We estimate that the comparable store sales will range from a decline of 9% to 12%. Total sales are anticipated to be between $89 and $92 million.

We anticipate gross profit margins to be down 100 to 200 basis points versus the prior-year quarter as a result of fixed cost deleveraging and a highly promotional sales environment. We expect to experience slight deleverage in operating expenses due to the anticipated decline in comparable store sales. This guidance assumes a tax rate of 35.5%, and we anticipate the opening of approximately 13 stores and the closing of one store during the quarter. For the full year, we anticipate total CapEx to be approximately $16 to $17 million. Taking into account the landlord allowances we received when we opened these stores, we anticipate CapEx for the year to be approximately $5 to $6 million.

I will now turn it over to Robert for an update on the business.

Robert Alderson - Kirkland’s, Inc. — CEO

Thanks, Mike. The second quarter was notable for soft sales during the first half of the quarter and improvement thereafter as we executed our biannual Big Sale productively with a solid offering of new and fresh key items in depth at great prices, but with sufficient margin to allow promotion. That sale represents what Kirkland’s has always done best — buy new and unique items at the right price, mass it out and then sell a lot by focusing on price and value.

Adhering to that core strategy on a consistent basis throughout the year remains our number one goal. The importance of that strategy for our continued connection to our customers is demonstrated by the early August dropback in sales momentum, when we offered strong values and a storewide promotion of a collection of our best-selling items. The customer clearly responds to newness as an integral part of their value judgment in making a purchasing decision during a period of weak demand and strong price competition.

Different than the first two years of — first two quarters of this year, while we will certainly be trend- or color-right in some of our offerings, textiles, for example, we understand that it is not crucial to our value-oriented customer to dedicate precious space or SKUs to differentiating our stores in the home space with such collections of merchandise.

While we experienced success during the second quarter in improving gross margin by more than 300 basis points, selling through the gift merchandise in our wedding, spa and baby programs continue to be a drag. We still own the remnants of that merchandise, but its impact on Q3 performance should be minimal. The lesson was expensive, but we learned it. Gifts will still be a part of our store, but only as unique, great, high-quality or fun items at a value price.

Margin was also impacted by the need to promote merchandise to gain customer attention. Throughout the quarter, traffic increases were generated mainly through coupons. We anticipate the need to continue the practice, and therefore margins will be impacted throughout the balance of the year, as Mike mentioned.

Much if not all of our marketing efforts will focus on in-store communication of the value message and taking advantage of our growing e-mail and credit card customer base. Localized or so-called guerrilla marketing programs at store level will be emphasized and supported by our marketing dollars.

Ultimately, the most effective marketing tool is customer satisfaction. We’re currently training in our stores to improve visual presentation and to promote more effective guest interaction.

The move of our merchandising store and real estate groups to Nashville was executed during the quarter with minimal disruption to the business and well below budget. One goal of the move, to facilitate completion of the buildup of the merchandising and planning teams, has been accomplished. Since August 1, we have a fully staffed team for the first time since mid-2004. While it will take some time for this new team to find its rhythm, we believe that it is talented, has a higher level of experience than we’ve recently enjoyed, is well led and is totally focused on our customer and our core value strategy.

We’re especially pleased with the information lift that a now-capable planning allocation team is providing to our merchant and logistic teams. Practice changes in allocation alone are highly promising to the effort of timely delivery of correct quantities of the right merchandise to the stores that can most effectively sell it.

Our real estate strategy has shifted a bit to reflect current conditions. Since 2005, we worked diligently to shift our store base off-mall and to close as many mall stores as possible. One thing has not changed — we will still aggressively work to close underperforming stores as quickly as possible, wherever located and in whatever venue. However, in the near term, we will slow but not totally stop the rate of opening new stores and replace only mall stores in proven, highly productive and viable markets.

We will also extend some mall store leases for short terms in order to minimize capital expenditures and maximize capital preservation, both of which we believe make sense in current market conditions. Therefore, we expect the store count to remain relatively static or shrink slightly over the next 18 months — not a bad thing as we view it in the current environment and when we are focused on merchandising improvement.

We’ve taken other steps to maximize working capital, such as recently expanding availability under our revolving line of credit, improving our cash management practices, cutting corporate and store overhead expenses, and as soon as possible, selling underutilized assets such as our corporate aircraft and our Jackson, Tennessee, office building.

Having completed the national move on Friday of last week, we announced to our team a plan to move the remaining staff at Jackson to available space to be improved at a very reasonable cost within our distribution center in Jackson, happening approximately January 15, 2008, a move designed to not only free cash, but to make our team more productive.

We’re fully committed to operating and sizing our business at levels that will allow us to be cost-effective and profitable in the marketplace. To that end, we have recently reorganized our field group to reduce headcount, reduce our payroll outlay to better reflect the level of business, and best position our people and physical assets to deliver profitable business.

During the first-quarter call, I said that it was difficult if not impossible to predict when either demand for home decor products or macroeconomic conditions might improve. Well, sector demand has not noticeably improved, and arguably, macroeconomic conditions that specifically impact the home sector have deteriorated as we face what some economists have described as the worst housing situation since the 1989-93 recession precipitated by the S&L crash.

So why would I be reasonably optimistic about our future in the face of arguably dire conditions? First, I believe the second quarter evidenced some stability in our business. Beyond margin improvement and a very strong July Big Sale, the trends in traffic improved throughout the quarter as compared to last year in Q1, although they have not yet turned positive.

We continue to see improvement in the very important overall wall decor piece of our business, which delivered substantially better sales performance than our total business.

Second, we have a much more talented team in merchandising and planning and allocation to execute our core value strategy, and everyone is on board with that effort.

Third, I see decidedly better product considered daily by our merchants, together with better execution of the buys to allow us to engage our customer competitively on price and still elevate our merchandise margins.

Fourth, while we deliberately don’t have a big marketing budget, we are focused on what we can do within our means, delivering and executing our value message in a way that is cost-effective but has the potential to produce strong results.

Fifth, we continue to have no long-term debt, enjoyed expanded and adequate lines of credit, control our inventory expenditures and levels aggressively and confidently, and control overall expenses.

Sixth, our store base continues to improve with time and provides us flexibility as we manage our business with a focus on cash and capital preservation.

Last, we have a senior management group in place that has the ability and will to thrive, no matter what the challenges or circumstances.

Thanks for your continued interest. We look forward to taking your questions. Operator, we are prepared to take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). David Magee, SunTrust Robinson Humphrey.

Chris Rapalje - SunTrust Robinson Humphrey — Analyst

This is Chris Rapalje on the call for David this morning. I just had a question about looking on to the holiday offering, if you could speak a little bit about what sort of merchandise look we should anticipate for that season and if it’s much the same as last year, or what kind of changes we might be looking for in the store? Thanks.

Cathy David - Kirkland’s, Inc. — President and COO

Chris, this is Cathy David. We have, in the stores currently, delivered Halloween and harvest and the initial delivery of our Christmas program, which is very early, obviously. But what we have done is we’ve reduced the SKU count and really focused on the percentage of key items within the total SKUs. So, while there are less SKUs than last year, we bought them at higher margin and we bought deeper into the key item categories.

I believe that we are cautiously optimistic as they are off to a pretty good start. Our customer really likes to decorate for the holidays, and so Halloween offers a number of things for both outdoor and indoor. Harvest does a lot to help dress up a table and introduce autumn into the home. And then for Christmas, we have four distinct programs, so depending on if you want a sophisticated outdoor look or a fun, indoor jingle, berry-colored look, we have lots of different options for our customers to be able to purchase. So we are excited about that program.

Operator

Brad Leonard, BML Capital Management.

Brad Leonard - BMO Capital Markets — Analyst

Just a couple of questions. Was there any difference in the regions as far as the comps and the store performance? Any region doing better or worse? Is the Southeast really a drag?

Mike Madden - Kirkland’s, Inc. — VP and CFO

This is Mike. They all had comp declines in the quarter, but I would say that they were more severe in the Southeast, particularly in Florida, where I think we’re feeling a bigger impact from the housing situation.

Brad Leonard - BMO Capital Markets — Analyst

Well, I guess the good news is if those houses ever get filled down there, then people will need products to put in them, I suppose, right? That’s the upside to it. On the store count, did you say that it’s going to be flat to down over the next 18 months?

Robert Alderson - Kirkland’s, Inc. — CEO

This is Robert. We think it will be. I think we’re going to be very judicious about the new stores that we build over the next 18 months as we try to sort out where the sector is headed. We continue to have great opportunity in some really good markets to replace mall stores with a larger, more productive off-mall store that has a lower cost structure. And where we have those situations, I think we will continue to do those. They return their cash investment very quickly.

We have had recent examples of that in Webster, Texas, which is in the Friendsville area, and over in San Antonio and over in Northwest Arizona, and you can go a number of places where that has been true — Memphis and Sevierville, Tennessee. So we will be very aware of those opportunities, and I think as I mentioned, we will take a look at extending some of the mall leases where it makes sense to do so.

Brad Leonard - BMO Capital Markets — Analyst

Now, did you mention the mall leases, the extension will be a short-term basis or is a typical extension of five or 10 years?

Robert Alderson - Kirkland’s, Inc. — CEO

I think it will be short term. I think largely we’re still committed to leaving malls as a venue. The price structure there is really not conducive to what we think our business is, but more importantly, we believe much better when we are located with cotenants that are also in the home sector. And I think if you look at the productivity of our venue, you generally see that we do a better job when we’re with Target and Bed, Bath and the other players that represent retailers that customers looking for our type product are shopping for. So I think that’s our future.

Brad Leonard - BMO Capital Markets — Analyst

Sure. And just one last question while I’ve got you here. The whole sector is really in a funk, and as you mentioned, I know some of your competitors are closing stores, and do you think the whole sector has just gotten over-stored in the last three or four years?

Robert Alderson - Kirkland’s, Inc. — CEO

I think there are individual places where that has happened. I don’t think in Kirkland’s case — I think we still have an outstanding organic growth opportunity when there is sufficient demand for it. We’re in one of those times where it’s difficult for everyone, because I do believe there is a demand situation that makes it very difficult to make anything work. You can have great merchandise priced really well, but if you’re not highly promotional today, you’re not getting any attention from a customer. So it puts a lot of pressure on margin and it puts a lot of pressure on the top line.

I think the best of the group will size their business appropriately to the business that they can gain. They will continue to get better. We will be — we will certainly become more cost-efficient and more efficient with our inventory, and we will be a better company when we come out the other side of this. So these tough times just make you better. I think if you believe you have a concept that works, you just keep going forward.

Brad Leonard - BMO Capital Markets — Analyst

Sure. Just one more real fast. What are the expected cost savings from the move from the current headquarter building to the DC?

Mike Madden - Kirkland’s, Inc. — VP and CFO

Well, we have not put that building up for sale yet. I’d give a range, I guess, of $2.5 to $3 million on that.

Brad Leonard - BMO Capital Markets — Analyst

The value of the building?

Mike Madden - Kirkland’s, Inc. — VP and CFO

Yes, that’s roughly what we have it on the books for. But, in terms of cost savings, moving the people to the new location is not going to really save any costs. What I would say it helps us with is it makes us more productive. It puts our team together in one location and it just makes more sense logistically for the Company.

Brad Leonard - BMO Capital Markets — Analyst

Okay. But then you are also selling the corporate aircraft or you already have?

Robert Alderson - Kirkland’s, Inc. — CEO

It’s on the market, and you know —

Brad Leonard - BMO Capital Markets — Analyst

What’s the book of that?

Mike Madden - Kirkland’s, Inc. — VP and CFO

It’s around $900,000 or so.

Brad Leonard - BMO Capital Markets — Analyst

So do you think that your headquarter building will be — you’ll be able to get — I mean, do you think you’re going to have to take a loss on that or you will see a gain?

Mike Madden - Kirkland’s, Inc. — VP and CFO

Too early to tell. I don’t — we’ve got to evaluate that and talk with the appropriate parties to get the thing put up for sale, and we will know more as we get through that process.

Brad Leonard - BMO Capital Markets — Analyst

Very good. Thank you.

Operator

(Operator Instructions). Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray — Analyst

Just wanted to ask a little bit more in terms of how — and I’m sorry if I missed this earlier — but how are we thinking about the comps in terms of Q3 and for the balance of the year? I heard the range that you’re indicating. Is that [any] larger than primarily? Is it transaction? Is it traffic? I’m just trying to get a sense of what is the driver behind the guidance.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Part of it, Neely, is we have gotten off to a kind of a slow start here in August. And what I would characterize August so far is we’ve actually seen traffic get a little better, relatively speaking. But it’s been the ticket that’s kind of hurt us early here in August. We have some events planned for September and October that we’re looking forward to and have high hopes for. And I think if we can keep the traffic kind of where it is, we will be in better position going into those events.

Neely Tamminga - Piper Jaffray — Analyst

So, the guidance isn’t necessarily reflective of your plans or your positive intentions for September and October, it’s more reflective of current trend?

Robert Alderson - Kirkland’s, Inc. — CEO

I think that’s fair to say. And I would say we — I don’t know if the wall event we’ll do in September will be as strong as the Big Sale that we executed in July. But we certainly have the inventory to substantiate — to execute the sale and we have great prices and great variety, and I think our merchants have done a great job putting that together. And we will see how the public responds to it.

But in the past, that’s typically been the kind of promotion that is right in the heart or the sweet spot of the Kirkland’s offering. And so we believe it’s got nice potential. So we will see.

There is still a demand issue out there. Our traffic has improved. But when I have been in the retail environment recently, looking at stores, we have pretty good traffic, it seems, in some of our stores, and I find virtually none in some of the others in the sector, and you sort of wonder how deep can it go before we reach bottom on the traffic side? And I think that’s the thing that all the guys in the sector are wondering about right now. There’s no secret about it.

Neely Tamminga - Piper Jaffray — Analyst

Well, I guess two follow-up questions to that. If you would be willing to share, the tick-up that you’ve seen traffic, is that less than negative or is it actually heading positive territory?

Robert Alderson - Kirkland’s, Inc. — CEO

As I — you probably missed that earlier. I said it’s been improving, but had not yet turned positive.

Neely Tamminga - Piper Jaffray — Analyst

Okay, okay. And then in terms of the conversion rate, would you say that — I heard what you said about the quarter, for second quarter, but have you seen any sort of improvement in the conversion rate so far?

Mike Madden - Kirkland’s, Inc. — VP and CFO

I would say that has stayed about the same so far, Neely.

Neely Tamminga - Piper Jaffray — Analyst

And then just a follow-up, just in general, for Cathy or for Robert. Are you detecting that there’s been kind of a shakedown or a shakeout on the vendor side? It would seem to me that with all of the issues facing home furnishing retail that the vendors aren’t particularly healthy either. I’m just wondering if limiting the breadth of product that’s just being shot out there in every single channel, kind of flooding the system to some extent, if we get some stabilization on the supply side, if that is a precursor to a stabilization on the retail side. Just kind of your thoughts on that in terms of cycles.

Robert Alderson - Kirkland’s, Inc. — CEO

I don’t think we’ve seen in our particular group of vendors any unusual signs. I mean, there’s one or — there’s a thing here or there, but in terms of there being a general weakness that has caused a request for change in practice or in payment practice, for example, or failure to deliver or cancellations or the things that you typically see when a vendor is struggling, I don’t think we’ve seen that.

And so one of the advantages that I think we have is that we have a very broad and diverse vendor base. And we’re constantly working to keep that as diverse as possible so that we don’t have a substantial dependence on one, two, three, four, five of those vendors for a majority of our business. So we’re constantly working on that, and I think the other part of it is that those guys are working really hard to try to bring new things to bear in the marketplace because they recognize that this is a time where retailers and vendors have to work together. And I think in many cases, our partnership of sorts, as I would describe it, has worked very much in our favor.

Cathy David - Kirkland’s, Inc. — President and COO

Neely, it’s Cathy. The other thing that I would add to that is that I think that as we’ve had some new merchants come into play, we’ve had new vendors introduced to our team, and in a tough environment, vendors are very willing to do what they need to do to do business. So I think we’ve got some smarter buys on the back half in terms of margin and cost, how we’ve bought things, where we’ve gone to partnerships and been able to do a better job in the second half with the merchandise that we have. We’re pretty strategic in who we do business with. It’s a different kind of retail than a lot of other places, and the people who understand that recognize it’s good business. So there’s a lot of people who want to do business with us. So we feel pretty good about that side of the business. So that probably hasn’t impacted us as much as it might.

Robert Alderson - Kirkland’s, Inc. — CEO

Anytime there is a tough marketplace, I think you always see a return to quality, and we’ve actually returned to business with some vendors that recognize that Kirkland’s has survived and thrived for more than 40 years and that we are a good company to do business with, and we recognize that they are capable and that they have the financial wherewithal to continue to deliver products. So we’ve actually re-established some relationships that I’m very happy we have re-established.

Neely Tamminga - Piper Jaffray — Analyst

Excellent. Good luck, you guys, and I will certainly be in the stores doing my part this fall.

Operator

(Operator Instructions). [Tracey Harkins], JRS Investments.

Mal Clissold - JRS Investments — Analyst

This is actually Mal Clissold with JRS Investments. I was just wondering if you could give us some idea of the metrics such as store growth and any other key metrics in the mall stores versus the off-mall stores. How was sales growth in the two different areas that you are operating in?

Mike Madden - Kirkland’s, Inc. — VP and CFO

I can give you a little overview of that. Clearly, we are headed in the direction of off-mall as being our preferred venue choice. But if you look at the group of stores, and I will just cite 2006 as a reference point, our average off-mall store was doing about $1.4 million annualized sales volume and our off-mall was more like $1.1 million. So the revenue coming out of those — the difference in the revenue is substantial.

The other point I would raise is just the cost structure, as Robert mentioned earlier. We’re able to get bigger spaces and the occupancy carry is much less, and while we’re still able to drive better sales volume, it makes a lot of sense from a cash flow standpoint and an allocation of our assets. So that is the way we’re looking at the differences in the two venues.

Robert Alderson - Kirkland’s, Inc. — CEO

Yes, I would just add that venue just puts you in position to do business. And the cost and location and size of store and footprint and all of those, and cotenancy and all of those things are extraordinarily important. But at the end of the day, it’s about what you sell and the number of customers that come in the store. So all of the stuff about stores is merely positioning only, and I think that can be very helpful to you. But at the end of the day, you’ve got to produce on the merchandise side.

Mal Clissold - JRS Investments — Analyst

But overall, you’re going to just sort of keep the store mix about where it is for the next 12 to 18 months, is what I understood you to be saying.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Well, the number — the overall unit number, yes. But the mix is going to continue to shift somewhat to off-mall, given just normal closing activity and some new deals that we will pursue that are replacements to those mall venues that were closing.

Mal Clissold - JRS Investments — Analyst

I think you may have misspoken and said off-mall both times. Basically, the off-mall is about $1.4 million and the mall is about $1.1 million. Is that correct?

Mike Madden - Kirkland’s, Inc. — VP and CFO

Yes, that’s what I said.

Mal Clissold - JRS Investments — Analyst

Okay, I thought you said off-mall the second time.

Mike Madden - Kirkland’s, Inc. — VP and CFO

If I did, it was a mistake. I meant mall.

Mal Clissold - JRS Investments — Analyst

Has that trend continued in this year, as far as you can tell?

Mike Madden - Kirkland’s, Inc. — VP and CFO

Well, we continue to see better volume overall out of the off-mall venue. And the comp difference is 4 to 5 points when you’re looking at it that way.

Operator

Rob Wilson, Tiburon Research.

Rob Wilson - Tiburon Research — Analyst

I guess my first question is, you guys had a plane?

Robert Alderson - Kirkland’s, Inc. — CEO

Yes, we had a plane. It’s a King Air C90B. It’s not a [pious] jet, if that’s what you were asking about.

Rob Wilson - Tiburon Research — Analyst

I’m just half-kidding there.

Robert Alderson - Kirkland’s, Inc. — CEO

I know you were.

Rob Wilson - Tiburon Research — Analyst

You said your conversion rate is flat, Mike. I guess my view would be if your traffic is declining, you might actually get an improvement in conversion rate. Maybe if you guys could address that question.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Well, I guess one first point would be it’s not really declining, I would say, sizably. It’s relatively flat. I guess from a pure math standpoint, you can make that argument. But there is a lot that goes into conversion rate. I mean, there’s customer service, there’s product selection, there’s a lot of factors there. It’s hard to pinpoint exactly the reasoning there. But you’ve got to look at all those factors. And I don’t think that just traffic being down would automatically mean that your conversion rate goes up.

Robert Alderson - Kirkland’s, Inc. — CEO

Rob, I would also mention that traffic — when you look at traffic counters and the information that we get from those things, it’s really sort of trend-helpful as opposed to precise calculation. There’s a lot that goes on in the gathering and processing of that information. And so we have to be — anytime there are outliers, we throw it out. There’s a lot of movement back and forth across mall store lines that deals with traffic also. So it’s trend information, really, that’s most useful.

Rob Wilson - Tiburon Research — Analyst

Well, I guess — maybe you are cutting back on payroll commensurate with the traffic declines. Is that part of why conversion is flattish?

Mike Madden - Kirkland’s, Inc. — VP and CFO

That’s a hypothesis. I don’t think that we have any evidence to say that that is creating a conversion shortfall.

Cathy David - Kirkland’s, Inc. — President and COO

No. I mean, there’s economic things going on, too, that impact how much money people will spend and if they will make the transaction. But I would say that we are focused on recognizing that there are people who come into the stores. How do we do a better job of when they are in there, actually making the sale? And to that extent, we currently are undertaking a training program that is rolling out to all of our stores before the fourth quarter to help us deliver a better experience through visuals, through guest service, through all the different components that would help us to drive conversion. We would love it if the math worked, that it just went up, but we think we should do some things about it in a proactive basis to drive that.

Rob Wilson - Tiburon Research — Analyst

Maybe we can go to the next topic. Mike, you said that merchandise margin was higher at 320 basis points. I believe it was higher in the second quarter of last year as well. Why the sort of wild swings in merchandise margin? I believe it was lower in Q1, if I’m not mistaken. Why is there these large swings in merchandise margin?

Mike Madden - Kirkland’s, Inc. — VP and CFO

Well, in the second quarter in particular, Rob, I think that we have — we over the last few years have been in a position where we had to clear more than what we would’ve liked. And I guess one way to look at this year’s improvement would be to say that we managed that level of clearance inventory better and hit our inventory plan by the end of the quarter. But I think when you compare Q2 going back a few years, there is a lot of volatility there, and it really rests in having to kind of react to a slower sales environment than we anticipated coming into the year and react through a clearance event that we typically do have in July. I think this year we were able to manage that better. We also supplemented that with some key items and a better focus in our Big Sale event, where we were able to drive a little margin at the same time we were clearing unproductive inventory.

Rob Wilson - Tiburon Research — Analyst

Fair enough. And also, your expected debt levels, I think, at the end of Q3 and maybe at the end of Q4, that would be very helpful, Mike.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Well, as we go into Q3, obviously we are in a period of buildup on inventory, and you’ll see our inventory level go up, and you’ll also see our revolver borrowings go up just from a natural standpoint. I don’t think that it will affect our availability terribly much because we get more borrowing capacity as we have inventory on the books. So as you go into Q3, I think you’re looking at a borrowing level that is in the $20 to $25 million range, but by the time you get to the end of the year, we should be cleaned up.

Rob Wilson - Tiburon Research — Analyst

So you are expecting zero debt by the end of the year?

Mike Madden - Kirkland’s, Inc. — VP and CFO

Zero borrowings on the revolver, yes.

Rob Wilson - Tiburon Research — Analyst

And I also noticed while we were on the call online that you can no longer transact business on your website. Was that a recent decision?

Cathy David - Kirkland’s, Inc. — President and COO

No, that was actually made about a year ago. Our intention is really to focus on the core growth that we have, the core growth opportunities, which we see in our stores. Running a website is sort of a great idea in principle, but in practice, when you run a retailer, it’s a very different way to function. The economics work very differently, and we believe that our goods are really best shopped for in a tactile environment. They are large goods, value priced, and what you really want to be shipping on the Internet is obviously very small, cute, high-retail type things — make the best economics.

So, for us, you can still transact in terms of buying gift cards, and we did not take the capabilities down. It has become a very important marketing tool for us and the ability to communicate with our customers. There’s lots of other sections on the website — guest service, investor relations, all those pieces. So it’s still a viable part of who we are. But we believe that we’re best focused today on delivering our stores — better performance in our stores and then going back and revamping the website.

Rob Wilson - Tiburon Research — Analyst

I can understand not having the ability to transact online is understandable, but no product information?

Cathy David - Kirkland’s, Inc. — President and COO

There’s marketing information and there’s store locater — it’s probably the biggest use of the Internet at this point. And we are actually getting ready to do a little more product-specific education and design-type things on the website as well. But again, that’s sort of more in our mind a marketing effort than a merchandising-specific effort.

Rob Wilson - Tiburon Research — Analyst

I appreciate you taking my call, and as always wish you the best.

Operator

Vivian Ma, CIBC World Markets.

Vivian Ma - CIBC World Markets — Analyst

I apologize if you’ve already gone through this. My line was dropped earlier. I was just wondering if I can get some clarification on gross margins because I heard the comment that you were able to sell more at full margins this quarter and that the sector environment remains challenged. But next quarter, you’re looking — you are expecting a little bit tougher promotional environment. So I’m just wondering why you wouldn’t think gross margin maybe, given you’ve done so well in this past quarter, that may be a little bit better.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Vivian, this is Mike. I’m going to start off, but I think Robert and Cathy may have some comment. I think what you’re looking at is an improvement in the second quarter. And as — you may have missed some of this, but as I was describing to Rob, we were up against a pretty weak margin quarter last year in Q2. And we had heavy clearance in July. And I guess I would say that we just had a little bit better comparison on the margin that we were going up against. Not to say that we didn’t succeed in a lot of the things we tried to do, especially in July with the Big Sale. But that fluctuation is really more a commentary on the margin level we had last year. And as you go into the back half, I think we do feel the market is very promotional and we’re going to feel some pressure there.

Vivian Ma - CIBC World Markets — Analyst

Okay, so it’s mainly a comparison issue.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Well, yes, a comparison issue, but also a good performance in July in our sales.

Robert Alderson - Kirkland’s, Inc. — CEO

I think the point Mike was making was that we brought in during July, in addition to clearance, Vivian, we brought a substantial number of SKUs in that were at full margin and that were great values that were bought specifically to help drive that event. And that is something that I mentioned in my opening remarks that I think we do really well, and it’s something that we will continue to do throughout the balance of the year and as we go into the first half of 2008. And that’s all a part of the shift that we’ve made back to a core strategy of key items at really, really good prices with newness.

Vivian Ma - CIBC World Markets — Analyst

My second question relates to your comment on ticket, that ticket may be hurting you more, and I’m just wondering why that is — is it because the number of items in the basket is lower, or is because people are buying lower-priced items or just buying items on sale?

Mike Madden - Kirkland’s, Inc. — VP and CFO

I think that — of course, in Q2, our ticket was slightly up. We called out up 1.5. I think the commentary on the ticket was more an August commentary. And I think when you look at so far in the third quarter, our average, it’s the average retail, or I think the customer is opting for a lower-priced item, and it’s not as much the basket size or the items per ticket.

Operator

Brad Leonard, BMO Capital Markets.

Brad Leonard - BMO Capital Markets — Analyst

Just two more quick questions. Do you guys have an income tax receivable on the balance sheet at the end of the quarter?

Robert Alderson - Kirkland’s, Inc. — CEO

We do.

Brad Leonard - BMO Capital Markets — Analyst

Can you say what that amount is?

Robert Alderson - Kirkland’s, Inc. — CEO

It’s in the —

Brad Leonard - BMO Capital Markets — Analyst

Is it in other?

Mike Madden - Kirkland’s, Inc. — VP and CFO

It’s included in other current assets, and it would approximate the benefit we have recorded year to date.

Brad Leonard - BMO Capital Markets — Analyst

And then also one other question. The sales per square foot at the end of the year in February 3, whatever, ‘07, dropped dramatically, particularly in the off-mall, which had been at a higher sales per square foot the previous few years. I mean, is that indicative of some of the stores, the newer stores that you have opened have not performed as well, or is there some structural reason why those off-mall stores — the sales per square foot dropped dramatically?

Mike Madden - Kirkland’s, Inc. — VP and CFO

Well, I think that we are opening bigger stores, is one of the answers here. Our average box that we are opening today is larger than what you see in the existing chain. In other words, what we report I think is more like a 6000-foot store. We are typically opening stores today that are 6500, 7000, some even bigger. I need to go back and look at that, though, because I don’t think that there is a significant shortfall in sales per square foot in the off-mall venue.

Brad Leonard - BMO Capital Markets — Analyst

It says 289 to 245.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Did you say 389?

Brad Leonard - BMO Capital Markets — Analyst

I’m sorry, (multiple speakers) to 245. (multiple speakers)

Mike Madden - Kirkland’s, Inc. — VP and CFO

I think it is a reflection of a bigger box. It is a reflection of a bigger-sized store.

Robert Alderson - Kirkland’s, Inc. — CEO

I think the last two years, as we have — I think Mike is exactly right about that. The most recent stores that we have opened have typically been closer to 10,000 than they have been to 5000 or 6000. And those stores are doing extremely well. And so I think as we open stores, even albeit at a slower rate, I think you’ll see them be toward the larger end of that, of those parameters. So I think that’s going to continue.

Mike Madden - Kirkland’s, Inc. — VP and CFO

The only thing I would add to that is as you look at that sales per square foot number, I think it is a valid point, and I think we would all agree that we should get a little bit more sales productivity as we grow the size of the footprint. But I think one thing to note is that the profit coming out of that box is not going down, especially when you look at the off-mall venue, given the advantage we have on cost structure. So the production of profit is not going down at the rate you’re looking at those two numbers. It’s (multiple speakers)

Brad Leonard - BMO Capital Markets — Analyst

Okay, so you’re saying even though the off-mall — the larger off-mall stores are less productive on a sales per square foot, their cost structure is low enough that they are more profitable than the others.

Mike Madden - Kirkland’s, Inc. — VP and CFO

Correct.

Operator

At this time, it appears there are no further questions. I would like to turn the program back over to Mr. Alderson for any additional or closing comments.

Robert Alderson - Kirkland’s, Inc. — CEO

Thanks, everyone, for joining us on the call today. We look forward to talking with you at the end of the next quarter. Good day.

Operator

That does conclude today’s conference. You may disconnect your lines at any time.